EXHIBIT 5.1
OPINION AND CONSENT OF DORSEY & WHITNEY LLP
March 9, 2011
RightNow Technologies, Inc.
136 Enterprise Boulevard
Bozeman, Montana 59718
Re:	Registration Statement on Form S-8 for Offering of 1,000,100 Shares of Common Stock
Ladies and Gentlemen:
     We have acted as counsel to RightNow Technologies, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company from time to time of up to 1,000,100 shares of Common Stock, $0.01 par value, of the Company (the “Shares”), pursuant to the RightNow Technologies, Inc. 2004 Equity Incentive Plan and the RightNow Technologies, Inc. 2004 Employee Stock Purchase Plan (collectively, the “Plans”). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K of the Act.
     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.
     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans and any agreements thereunder and in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.
     Our opinions expressed above are limited to the Delaware General Corporation Law, and we express no opinion with respect to the applicability of any other laws. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.
     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein. Our opinions are expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the Shares.

Very truly yours, /S/ DORSEY & WHITNEY LLP
Dorsey & Whitney LLP